EXHIBIT 10.1

AMENDMENT NO. 2 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 2 to Executive Employment Agreement by and between deltathree, Inc., a Delaware corporation (the “Company”) and Effi Baruch, an individual (“Executive”) dated as of December 9, 2008 (the “Executive Employment Agreement”), as amended by that certain Amendment No. 1, dated as of March 17, 2009 (“Amendment No. 1”, and together with the Executive Employment Agreement, the “Agreement”), is dated as of October 20, 2009.

Recitals:

WHEREAS, the Company and Executive entered into the Executive Employment Agreement, as amended by Amendment No. 1, and now wish to enter into this Amendment No. 2 to Executive Employment Agreement (“Amendment No. 2”) to further amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           The first sentence of Section 5(b)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

“In the event that Executive's employment is terminated by the Company Without Cause, the Company shall pay Executive (i) his Earned Salary and Vested Benefits (as such terms are hereinafter defined) and (ii), subject to Executive executing a general release of all claims to the maximum extent permitted by law against the Company, its subsidiaries and Affiliates, and their current and former officers, directors, employees and agents in such form as reasonably determined by the Company, a lump sum payment equal to Executive’s then-current monthly Base Salary multiplied by three (3) (the “Severance Payment”), provided that the Company shall not be so required to pay the Severance Payment, and Executive shall waive all rights in connection therewith, in the event that the Company or any subsidiary or Affiliate thereof shall offer Executive, and Executive shall accept, employment in any other position with the Company or any subsidiary or Affiliate thereof.”

2.           The first sentence of Section 5(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Earned Salary and Severance Payment (if applicable) shall be paid in a single lump sum as soon as practicable, but in no event later than the date as set by law following the end of the Employment Period or the day any Earned Salary would have been payable under the Company's normal payroll practices.”

3.           The foregoing amendment to the Agreement shall be effective commencing on the date hereof.

4.           Except as expressly provided in this Amendment No. 2, all of the terms and conditions of the Agreement remain unchanged, and the terms and conditions of the Agreement as amended hereby remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 as of the date first set forth above.

DELTATHREE, INC.

By:  /s/ Robert Stevanovski

Name: Robert Stevanovski
Title:   Chairman of the Board

/s/ Effi Baruch

Effi Baruch